As filed with the Securities and Exchange Commission on February 23, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRUECAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3807511
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1401 Ocean Avenue, Suite 200
Santa Monica, California 90401
(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan
(Full title of the plan)

Michael Darrow
President and Chief Executive Officer
TrueCar, Inc.
1401 Ocean Avenue, Suite 200
Santa Monica, California 90401
(800) 200-2000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

David J. Segre Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5335	Jeffrey Swart General Counsel Scott Watkinson Deputy General Counsel TrueCar, Inc. 1401 Ocean Ave., Suite 200 Santa Monica, California 90401 (800) 200-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares (“Shares”) of common stock, par value $0.0001 per share, of TrueCar, Inc. (the “Registrant”) under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) for which a registration statement (No. 333-196017) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2014 (the “Initial S-8”). Pursuant to General Instruction E to Form S-8, the contents of the Initial S-8 are incorporated by reference into this Registration Statement. The number of Shares available for grant and issuance under the 2014 Plan is subject to an annual increase on the first day of each fiscal year starting on January 1, 2015 by an amount equal to the least of (i) 10,000,000 shares, (ii) five percent of the outstanding Shares on the last day of the immediately preceding fiscal year or (iii) such number of Shares determined by the board of directors of the Registrant. On January 1, 2023, the number of Shares available for grant and issuance under the 2014 Plan increased by 4,421,954 Shares. This Registration Statement registers such additional Shares, which were available for grant and issuance under the 2014 Plan as of January 1, 2023.

Item 8.  Exhibits.

Exhibit Number	Description
4.1*	Specimen common stock certificate of the Registrant
4.2**	2014 Equity Incentive Plan, as amended, and forms of agreement thereunder
5.1	Opinion of Cooley LLP
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cooley LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on the signature page hereto)
107.1	Calculation of Filing Fee Table

*    Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Amended Registration Statement on Form S-1, filed with the Commission on May 5, 2014.
**    Incorporated herein by reference to Exhibit 10.4 to the Registrant’s Amended Registration Statement on Form S-1, filed with the Commission on May 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on February 23, 2023.

TRUECAR, INC.

By:	/s/ Michael D. Darrow
Michael D. Darrow
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Darrow, Jantoon E. Reigersman and Jeffrey J. Swart, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of TrueCar, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael D. Darrow	President and Chief Executive Officer and Director	February 23, 2023
Michael Darrow	(Principal Executive Officer and Director)

/s/ Teresa T. Luong	Chief Financial Officer	February 23, 2023
Teresa T. Luong	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert E. Buce	Director	February 23, 2023
Robert E. Buce

/s/ Barbara A. Carbone	Director	February 23, 2023
Barbara A. Carbone

/s/ Christopher W. Claus	Director	February 23, 2023
Christopher W. Claus

/s/ Brendan L. Harrington	Director	February 23, 2023
Brendan L. Harrington

/s/ Faye M. Iosotaluno	Director	February 23, 2023
Faye M. Iosotaluno

/s/ Erin N. Lantz	Director	February 23, 2023
Erin N. Lantz

/s/ John W. Mendel	Director	February 23, 2023
John W. Mendel